Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of May 12, 2016, between Lishan Aklog, Ira Scott Greenspan, HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, $.001 par value per share, of PAVmed Inc. (as amended or supplemented, the “Schedule 13D”).

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto, and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate. The Parties agree that the Schedule 13D is filed on behalf of each of them.

Dated: May 12, 2016

/s/ Lishan Aklog
Lishan Aklog

/s/ Ira Scott Greenspan
Ira Scott Greenspan

HCFP/CAPITAL PARTNERS III LLC

By:	/s/ Lishan Aklog
	Name:	Lishan Aklog
	Title:	Manager

PAVILION VENTURE PARTNERS LLC

By:	/s/ Lishan Aklog
	Name:	Lishan Aklog
	Title:	Manager